Exhibit 99.1

AUDACY PROVIDES STRONG PERFORMANCE UPDATE

FOLLOWING RESTRUCTURING PLAN APPROVAL

PHILADELPHIA, PA – March 12, 2024 – Audacy, Inc. (the “Company” or “Audacy”) is pleased to report a strong start to 2024, driving significant sequential acceleration across key financial metrics and performance indicators. The Company is providing this update to deliver additional visibility on its progress since receiving court approval of its consensual pre-packaged Plan of Reorganization on February 20, after just six weeks. The Company now awaits FCC approval to complete its restructuring and plans to file its 2023 10-K later this month.

“Audacy is off to a strong start in 2024, driving accelerated financial and operating performance, including solid early growth in revenues, key digital metrics, and audience and revenue shares,” said David Field, Chairman, President and Chief Executive Officer, Audacy. “We look forward to a bright future, capitalizing on our best-in-class balance sheet and our scaled leadership position in the dynamic audio market, distinguished by our exclusive premium content and top positions across the country’s largest markets.”

Strong Early 2024 Sequential Revenue Acceleration

•	Revenue growth of 1% in January, led by a 1% increase in Radio revenues and a 7% increase in Digital revenues.

•	Strong growth in January Radio and total revenue market share.

•	First quarter revenues are pacing up 1%, representing strong sequential core same-station revenue acceleration of approximately 6% over Q4.

•	Q2 revenues are pacing up mid-single digits.

Emerging with Robust Balance Sheet

•	As announced in its Plan of Reorganization, Audacy expects to emerge with $350 million of debt, down from $1.9B, which will give it the strongest balance sheet among its industry peers.

•	In February, the Company received $25.5 million from its sale of shares in Broadcast Music Inc. (BMI) and expects to receive an additional $13.7 million during the second quarter.

•	The Company completed real estate asset sales of approximately $10 million during the fourth quarter and $14 million during the first quarter.

Fourth Quarter Operating Results In Line with Expectations

•	Audacy Q4 revenues were $311.6 million, down 8.9% vs. the prior year, with same-station revenues ex-political down 4.8%.

•	Cash operating expenses declined 9.1% year over year.

•	Q4 Radio market revenue share increased 0.4% vs. the prior year, completing a year in which the Company gained Radio revenue share in all four quarters of 2023.

Strong Broadcast Ratings Growth

•	Audacy has gained Radio ratings share among Adults 25-54 for seven consecutive quarters through Q4, 2023.

•	In January, Audacy captured its highest A25-54 market shares since January 2019.

Significant Streaming and Podcasting Gains

•	Audacy continues to deliver consistent, strong increases in streaming audiences, with 14 consecutive months of double-digit unique listener growth through January.

•	Total Listening Hours posted double-digit growth in Q4.

•	Launched new custom streaming stations and exclusive content in Q4 with leading artists and influencers, including Lainey Wilson, Dolly Parton, Mick Jagger, and Dua Lipa.

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Recognized as the #1 Sports Podcast Network, according to Triton’s U.S. Podcast Report 2023. With over 600 titles in its portfolio, Audacy boasts three times more sports podcasts than any competitor and is the industry’s largest provider of audio sports content.

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The Company continues to grow its podcast business, renewing favorites like We Can Do Hard Things with Glennon Doyle, Fly on the Wall with Dana Carvey and David Spade, and many more while forging partnerships with Tenderfoot TV and Puck and a number of new title launches. In addition, Audacy Podcasts were featured prominently on top Best of 2023 lists from leading publishers and critics, including the New York Times, Vogue, the FT, The Atlantic, and Adweek.

•	Audacy’s Pineapple Street Studios continues to serve as a podcast producer of choice for partners, including Amazon (Wondery), Netflix, Spotify, The Metropolitan Museum of Art and Flamingo.

About Audacy

Audacy, Inc. is a leading multi-platform audio content and entertainment company that connects with 200 million consumers. Powered by its exclusive, premium audio content that includes unrivaled leadership positions in news and sports radio, Audacy operates one of the country’s two scaled radio broadcasting groups, a rapidly growing direct-to-consumer digital audio platform, multiple audio networks, a major event business and a leading, award-winning podcast studio. Learn more at www.audacyinc.com, Facebook, X, LinkedIn and Instagram.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations and are subject to certain risks and uncertainties, including the Company’s ability to obtain regulatory approval for emergence from Chapter 11 protection and its anticipated future financial or operational results. The preliminary financial results in this press release have not been subject to the Company’s audit or closing procedures, as applicable, for the fiscal year ended December 31, 2023 or for the quarter ended March 31, 2024, only reflect the Company’s estimated results as presented in this press release and therefore remain subject to change in connection with those procedures. Additional information and key risks applicable to these statements are described in the Company’s reports on Forms 8-K,10-Q and 10-K and other filings the Company makes with the Securities and Exchange Commission. All of the forward-looking statements in this press release are qualified by these cautionary statements, and actual results or developments may differ materially from those in these forward-looking statements. The Company assumes no obligation to publicly update or revise any forward-looking statements.

CONTACT:

David Heim

Audacy

David.Heim@Audacy.com

(908) 472-3927

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